EXHIBIT 11

                       THE PERKIN-ELMER CORPORATION

                   COMPUTATION OF NET INCOME PER SHARE
                            (unaudited)
             (Amounts in thousands except per share amounts)

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                                                     Three months ended September 30,

                                                        1996                  1995
Weighted average number of common shares               42,967                42,160

Common stock equivalents - stock options                1,190                   724

Weighted average number of
common shares used in calculating
primary net income per share                           44,157                42,884

Additional dilutive stock options                         202                    85

Shares used in calculating fully
diluted net income per share                           44,359                42,969


Calculation of primary and fully
diluted net income per share:

Net income used in the calculations of
primary and fully diluted net income per share   $     32,378          $     17,594


Primary net income per share                     $       0.73          $       0.41

Fully diluted net income per share               $       0.73          $       0.41

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